SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]                       [ ] Confidential, for Use of
Filed by a Party other than the Registrant [ ]        the Commission Only
Check the appropriate box:                            (as permitted by Rule
[ ]   Preliminary Proxy Statement                     14a-(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to  240.14a-11(c) or 240.14a-12

                      INTERNATIONAL BANCSHARES CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and sate how it was determined):


      4)    Proposed maximum aggregate value of transaction:



      5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                        INTERNATIONAL BANCSHARES CORPORATION
                               Post Office Drawer 1359
                              Laredo, Texas  78042-1359

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD MAY 15, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the "Company") will be held at the offices of the Company, 1200 San Bernardo, Laredo, Texas, on May 15, 1997 at 7:00 p.m. for the following purposes:

     (1) To elect eleven (11) directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

     (2) To approve the appointment of independent auditors for the 1997 fiscal year;

     (3) To consider and vote upon a proposal to approve the International Bancshares Corporation 1997 Executive Incentive Compensation Plan; and

     (4) To transact such other business as may lawfully come before the meeting or any adjournment thereof.

     The record date for the meeting has been fixed at April 1, 1997. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     In order to ensure the representation of a quorum at the meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.


                                       INTERNATIONAL BANCSHARES CORPORATION


                                       Dennis E. Nixon
                                       President


Dated:  April 15, 1997

                      INTERNATIONAL BANCSHARES CORPORATION
                            1200 San Bernardo Avenue
                               Laredo, Texas 78040

                                 PROXY STATEMENT

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of International Bancshares Corporation, a Texas Corporation (the "Company") to be voted at the 1997 Annual Meeting of Shareholders to be held on May 15, 1997 at 7:00 p.m. at the offices of the Company, 1200 San Bernardo, Laredo, Texas. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company at a nominal cost. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company or by appearing at the annual meeting and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is April 15, 1997.

                                VOTING AT MEETING

     Only holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on April 1, 1997, shall be entitled to vote at the meeting. There were 8,799,076 shares of Common Stock issued and outstanding on the record date held of record by approximately 1,485 shareholders. Each share of Common Stock is entitled to one vote.

     All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If any nominee shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

     A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the meeting. A quorum with respect to any matter to be voted on at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the matter. Abstentions will be treated as present and entitled to vote with respect to any matter submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such matter and the approval of such matter. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any matter other than the election of directors, such matter shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the meeting and entitled to vote thereon. Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter. With respect to the election of directors, the directors shall be elected by a plurality vote of the holders of shares of Common Stock present at the meeting and entitled to vote thereon.

                                  PROPOSAL - 1

                              ELECTION OF DIRECTORS

     Eleven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director is to hold office until the next Annual Meeting and until his successor is elected and qualified. The Proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees, all of whom are currently directors, except for Mrs. Peggy J. Newman, unless otherwise instructed in such proxy. Certain information concerning each nominee is set forth below including information regarding each nominee's positions with International Bank of Commerce, the Company's lead bank subsidiary ("IBC"):

                         Served as
     Nominee for         Director
     DIRECTOR            SINCE (1)     AGE      PRINCIPAL OCCUPATION (2)
     -----------         ---------     ---      ------------------------

Lester Avigael            1966          70     Retail Merchant and Director of
                                               IBC

R. David Guerra           1993          44     Vice President of the Company
                                               since 1986 and President of the
                                               IBC branch in McAllen, Texas and
                                               Director of IBC since 1990

Irving Greenblum          1981          67     Retail Merchant (Muebleria
                                               Mexico, S.A.)

Richard E. Haynes         1977          54     Attorney at Law; Real Estate
                                               Investments; and Director of IBC

Roy Jennings Jr.          1966          73     Investments; Vice Chairman of the
                                               Board of the Company and Director
                                               of IBC

Sioma Neiman              1981          69     International entrepreneur

Peggy J. Newman             -           65     Real Estate Investments; and
                                               Director of IBC since 1996

Dennis E. Nixon           1975          54     Chairman of the Board of the
                                               Company since May 1992 and
                                               President of the Company since
                                               1979; President, Chief Executive
                                               Officer and Director of IBC

Leonardo Salinas          1976          63     Vice President of the Company
                                               since 1982; Senior Executive Vice
                                               President and Director of IBC

Antonio R. Sanchez Jr.    1995          54     Chairman of the Board of Sanchez
                                               O'Brien Oil & Gas Corporation;
                                               Investments; and Director of IBC

Alberto A. Santos         1966          69     Investments; and Director of IBC


(1) Includes time served as director of IBC prior to July 28, 1980 when the Company became the successor issuer to IBC.

(2) Except as otherwise noted, each nominee has held the office indicated or other offices in the same company for the last five years.

     None of the nominees for director and none of the executive officers of the Company have a family relationship with any of the other nominees for director or executive officers, except for Leonardo Salinas and Alberto A. Santos, who are first cousins.

     None of the above nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except for Mr. Sanchez who is Chairman of the Board of Sanchez O'Brien Oil & Gas Corporation.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Dennis E. Nixon, President and Chairman of the Board; Leonardo Salinas, Vice President; R. David Guerra, Vice President; and Arnoldo Cisneros, Secretary-Treasurer, all of whom are nominees for director except for Arnoldo Cisneros. Arnoldo Cisneros, age 45 is presently Secretary-Treasurer of the Company and Executive Vice President of IBC and has served both organizations since 1982.

                  MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors during 1996 consisted of Lester Avigael, Alberto A. Santos and Richard E. Haynes. The Committee met six times during the 1996 fiscal year. Each member of the Committee attended all six meetings. The functions of the Audit Committee are to recommend the appointment of the independent auditors; to review the annual plan of the internal and independent auditors; to review annual and quarterly financial reports and to review the results of examinations by the internal auditor and the independent auditors, including recommendations regarding internal controls and operating procedures, along with management's response and follow-up to ensure any necessary corrective action has been implemented. Under applicable law, the Audit Committee is required to review with management and the independent auditors the basis for all financial reports.

     The Compensation Committee of the Board of Directors during 1996 consisted of Lester Avigael, Roy Jennings Jr., Richard E. Haynes and Alberto A. Santos. The Committee met twice during the 1996 fiscal year. Each member of the Committee attended both meetings. The primary function of the Compensation Committee is the administration of the Company's 1996 International Bancshares Corporation Stock Option Plan.

     The Board of Directors of the Company does not have a standing nominating committee or a committee which performs similar functions.

     During 1996, the Board of Directors held six meetings. All of the directors attended 100% of the aggregate of the total number of meetings of the board and of committees on which they served, except for Irving Greenblum who missed two meetings, A. R. Sanchez, Jr. who missed three meetings and Sioma Neiman who attended fewer than 75% of such meetings.

                               PRINCIPAL SHAREHOLDERS

     Insofar as is known to the Company, no person beneficially owned, as of April 3, 1997, more than five percent of the outstanding Common Stock of the Company, except as follows:

                                   Shares of Common Stock      Percent
     Name and Address              Beneficially Owned as         of
     OF BENEFICIAL OWNER           OF APRIL 3, 1997             CLASS
     -------------------           ----------------------      ------

     Alicia M. Sanchez (1)             1,619,301                18.45%
     2119 Guerrero Street
     Laredo, Texas 78040

     A. R. Sanchez Jr. (2)               873,027                 9.95%
     P.O. Box 2986
     Laredo, Texas 78041

(1) All the shares shown for Mrs. Alicia M. Sanchez are held by certain trusts and a family limited partnership for which Mrs. Sanchez serves as sole trustee or general partner. Mrs. Sanchez has the sole power to vote and to dispose of all of the shares held by such trusts and the family limited partnership. Mrs. Sanchez is the mother of A. R. Sanchez Jr.

(2) A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 523,447 shares owned beneficially by him. Mr. Sanchez also controls the disposition of 349,580 shares as trustee for trusts in which his children have a vested interest in the income and corpus of such trusts, however, George M. Sanchez, the brother of Mr. Sanchez, has the power to vote the 349,580 shares.

                          SECURITY OWNERSHIP OF MANAGEMENT

     Based upon information received from the persons concerned, each of whom is a director and nominee for director, except for Mrs. Newman who is a nominee for director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 1, 1997, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

    Name of Individual           Shares Beneficially Owned      Percent
    OR IDENTITY OF GROUP            AS OF APRIL 1, 1997         OF CLASS
    --------------------         -------------------------      --------

    Lester Avigael (1)                   78,012                    *
    Irving Greenblum (2)                 84,446                    *
    R. David Guerra  (3)                 70,615   +                *
    Richard E. Haynes                     8,465                    *
    Roy Jennings Jr. (4)                 94,834                  1.08%
    Sioma Neiman (5)                    347,550                  3.96%
    Peggy J. Newman                         250                    *
    Dennis E. Nixon (6)                 435,954   +              4.96%
    Leonardo Salinas (7)                 32,126   +                *
    A. R. Sanchez Jr (8)                873,027                  9.95%
    Alberto A. Santos                    56,560                    *

All Directors and Executive Officers
    as a group (12 persons) (9)       2,106,033                 23.99%

   * Ownership of less than one percent
   + Include shares which are issuable upon the exercise of options exercisable on or prior to June 1, 1997 ("currently exercisable options").

(1) The holdings shown for Mr. Avigael include 4,622 shares which he holds as trustee for the benefit of his grandchildren.

(2) The holdings shown for Mr. Greenblum include 10,020 shares held in the name of his wife.

(3) The holdings shown for Mr. Guerra include 67,490 shares which he and his wife hold in their names jointly. Total holdings for Mr. Guerra include 3,125 shares which are issuable upon the exercise of currently exercisable options.

(4) The holdings shown for Mr. Jennings include 17,132 shares which he and his wife hold in their names jointly, and 29,577 shares held in the name of his wife.

(5) The holdings shown for Mr. Neiman include 347,550 shares in the name of Inar Investments, Corp., of which he is the Managing Director.

(6) The holdings shown for Mr. Nixon include 45,507 shares which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Nixon also include 1,105 shares held in the name of his wife.

(7) The holdings shown for Mr. Salinas include 2,343 shares which are issuable upon the exercise of currently exercisable options.

(8) The holdings shown for Mr. A. R. Sanchez Jr. include 523,447 shares which he owns directly and has the sole power to dispose of and to vote. Mr. Sanchez also controls the disposition of 349,580 shares as trustee for trusts in which his children have a vested interest in the income and corpus of such trusts, however, George M. Sanchez, the brother of Mr. Sanchez, has the power to vote the 349,580 shares.

(9) The holdings shown for all directors and executive officers as a group include 54,078 shares which are issuable upon the exercise of currently exercisable options.

     Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.


                               EXECUTIVE COMPENSATION
Summary

     The following table contains information concerning the compensation awarded during each of the last three years for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1996.

                                SUMMARY COMPENSATION
                                        TABLE

                                                          LONG TERM
                                                        COMPENSATION      ALL OTHER
    NAME AND                 ANNUAL COMPENSATION          SECURITIES      COMPENSATION
PRINCIPAL POSITION         YEAR  SALARY (1)  BONUS   UNDERLYING OPTIONS      (2)
------------------         ----  ----------  -----   ------------------  --------------
Dennis E. Nixon            1994  $ 298,580  $ 500,000          -          $ 7,291
President and Director of  1995    295,601    600,000        5,000          9,144
the Company and of IBC     1996    313,722    700,000          -            8,672

R. David Guerra            1994    162,687     33,558          -            6,461
Vice President and         1995    161,587     33,317        2,500          8,392
Director of the Company;   1996    172,588     36,688          -            8,375
President of IBC branch
in McAllen, Texas and
Director of IBC

Leonardo Salinas           1994    144,099     19,581          -            6,302
Vice President and         1995    145,799     19,393          -            8,043
Director of the Company;   1996    108,670     13,975          -            5,473
Director and Senior
Executive Vice President
of IBC

   (1) These amounts do not include certain perquisites and other personal benefits, securities or property received by the officers which did not exceed the lesser of $50,000 or 10% of such executive officer's total salary and bonus set forth in the table; however, such amounts include directors fees as well as certain expense allowances. All cash compensations paid to the named officers was paid by IBC. The Company does not pay any cash compensation to any officer.

   (2) All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company's Employee Profit Sharing Plan and Trust, a deferred profit sharing plan for employees with one year of continual employment.

     Each director of the Company and each director of IBC receives compensation for his services as a director in the amount of $700 for each meeting of the Board he attends and $200 for each meeting of a committee of the Board he attends. Salaried officers who are directors are not compensated for committee meetings. The director fees paid to the named executive officers are included in the salary totals set forth in the table.


Stock Options

     During 1996, the Company did not grant options to any of the named executive officers of the Company.

     The following table sets forth certain information regarding individual exercises of stock options with respect to the Common Stock during 1996 and through April 1, 1997, by each of the named executive officers.


                         AGGREGATED OPTION EXERCISES IN 1996
                              AND FY-END OPTION VALUES

                                                Number of
                                                Underlying           Value of
                                                Shares of           Unexercised
                                                Unexercised         In-the-Money
                                                 Options at          Options at
                   Shares                         12/31/96            12/31/96
                 Acquired on     Value          Exercisable/        Exercisable/
                  Exercise      Realized       Unexercisable       Unexercisable
      NAME           (#)         ($) (1)            (#)                ($) (1)
---------------  -----------    ---------      -------------       -------------
Dennis E. Nixon     20,214       723,744          36,718/            1,524,618/
                                                  15,039               499,989

R. David Guerra     12,422       491,622             781/               15,831/
                                                   5,468               162,919

Leonardo Salinas     3,455       126,365           1,172                49,722


     (1) Based on market value of underlying shares minus aggregate exercise price.

                     REPORT OF THE SALARY AND STEERING COMMITTEE

     The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Stock option grants are determined by the Company's Compensation Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by IBC. Base salary levels and annual bonuses are recommended by the Salary and Steering Committee of IBC (the "Committee").

     The Committee's recommendations regarding each executive officer's compensation is subjective with regard to both the base salary and bonus. The annual financial performance of IBC is the most important factor in the subjective analysis. The bonus program is intended to compensate each executive officer for the officer's contribution to IBC's financial performance during the previous year. At the end of each year based on the financial performance of IBC and the perceived contribution by each executive officer, a base salary recommendation for the next year and a bonus recommendation for the previous year is made for each executive officer by the Committee. The overall bonus pool for executive officers is affected by the earnings performance of IBC for the previous year. All base salary and bonus recommendations of the Committee are subject to final approval of the Board of Directors of IBC.

     With respect to the compensation of Mr. Nixon, the CEO of the Company, the Committee recommends to the Board of Directors the CEO's salary and bonus based on its subjective determination. In determining the CEO compensation, the Committee reviews the objectives of the Company for the previous year and the attainment thereof, principally including the Company's financial performance. Mr. Nixon received a bonus award of $700,000 for 1996, which determination was largely affected by the financial results of the Company during 1996, which included net income of $44.3 million, or $4.87 per share, an amount which represents a 9.03% increase in earnings per share compared to the previous year. Also, a key element in Mr. Nixon's performance compensation is the Company's excellent return on average total assets of 1.50% and its very strong return on average total shareholders' equity of 17.45%.

     The Salary and Steering Committee has considered the limitations on deductibility of compensation of the named executive officers under Section 162(m) of the Internal Revenue Code. The Steering Committee's current policy is to ensure that substantially all such compensation is deductible under Section 162(m) when paid.

     The Salary and Steering Committee recommends that the Company's shareholders approve the 1997 Executive Incentive Compensation Plan (the "1997 EICP") as set forth in Proposal-3 herein. Subject to shareholder approval, it is contemplated that an incentive award under the 1997 EICP would be paid to Mr. Nixon in January 1998 for services performed during 1997, provided that the Company achieves at least one of the specified return on average total assets or return on average total shareholders' equity targets which have been established by the Salary and Steering Committee.


             Lester Avigael                    Roy Jennings, Jr.
             Richard E. Haynes                 Dennis E. Nixon


                        REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors determines the stock option grants to executive officers and key salaried employees of the Company. During 1996, the Compensation Committee met and granted options to purchase a total of 2,000 shares of Common Stock to several of the key salaried employees of the Company. The primary purpose of the Company's Stock Option Plan is to increase the interest of the executive and key salaried employees of the Company and the subsidiary banks in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The size of the option grants was determined by the Compensation Committee based upon a subjective assessment of the respective employee's performance, compensation management level and other factors. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant.


             Lester Avigael                    Roy Jennings Jr.
             Richard E. Haynes                 Alberto A. Santos


             SALARY AND STEERING AND COMPENSATION COMMITTEES INTERLOCKS
                             AND INSIDER PARTICIPATION

     The Salary and Steering Committee members during 1996 were Lester Avigael, Richard E. Haynes, Roy Jennings, Jr. and Dennis E. Nixon; however, during 1997, Dennis E. Nixon no longer serves on the Salary and Steering Committee and Alberto A. Santos serves on the Committee. Mr. Nixon, President and Chairman of the Board of the Company and President and CEO of IBC, is consulted with respect to compensation decisions for all executives and key salaried employees other than for himself. Stock Option grants are determined by the Compensation Committee whose members are Lester Avigael, Richard E. Haynes, Roy Jennings Jr. and Alberto A. Santos. Messrs. Richard E. Haynes, Dennis E. Nixon and Alberto A. Santos each have total indebtedness outstanding with the Company and/or the subsidiary banks of the Company in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the disclosure regarding the aggregate amount receivable to the banks and the Company from certain related parties of the Company set forth on pages 8 and 9, under the caption "Interest of Management in Certain Transactions".

Financial Performance

     The graph below illustrates the cumulative return experienced by the Company's shareholders for the period commencing on December 31, 1991 and ending at year end 1996 as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and Standard & Poors Regional Banks Index. The calculations were prepared on a dividends-reinvestment basis.

                                TOTAL RETURN ANALYSIS

                        INTERNATIONAL BANCSHARES CORPORATION
                                 VS. MARKET INDICES
                           YEAR END: 12/31/91 TO 12/31/96


                              INTEREST OF MANAGEMENT IN
                                CERTAIN TRANSACTIONS

     Some of the directors, executive officers and nominees for directors of the Company and IBC and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company's subsidiary banks in the ordinary course of the subsidiary banks' business during 1996, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with non-insiders, and, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

     At December 31, 1996, loans outstanding made by the Company and all subsidiary banks to directors, executive officers and nominees for directors of the Company (not including those executive officers and directors who only serve at the bank subsidiaries) and principal shareholders of the Company and to persons or entities affiliated with such individuals aggregated $35,909,031.45. At December 31, 1996, all of such loans were current with respect to principal and interest.

     During 1994, IBC sold for an approximate appraised value of $4,700,000 approximately 44% of its other real estate portfolio to IBC Partners, Ltd., a Texas real estate limited partnership (the "Partnership") owned by certain shareholders of the Company. On May 26, 1996 IBC sold an approximately 417.68 acre tract of land located in Travis County, Texas to the Partnership, which land was part of IBC's other real estate portfolio for an approximate aggregate value of $400,000. As of December 31, 1996, except for the aforementioned property, the Partnership had not acquired any additional properties from IBC's other real estate portfolio. Roy Jennings Jr., Dennis E. Nixon and A. R. Sanchez, Jr. serve as the managers of IBC Properties, L.C., the general partner of IBC Partners Management, Ltd., which is the general partner of the Partnership. Lester Avigael and Alberto Santos initially served as managers of IBC Properties, L. C. but each resigned their position as manager effective June 21, 1995. During 1994 and 1995, the Partnership entered into banking transactions with IBC. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with non-insiders and, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

     During 1994, the Company obtained approval from the Federal Reserve Bank of Dallas to engage in the activity of making loans to certain of its executive officers, directors, affiliates, and principal shareholders, and to certain executive officers and directors and their related interests of the subsidiary banks. In connection with such approval, the Company committed that all loans would be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to it, as those prevailing at the time for comparable transactions with or involving other non-affiliated borrowers, or in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. As of December 31, 1996, loans outstanding made by the Company to such persons or entities aggregated $9,601,170 and all of said loans, which are described in the following paragraph, were made on terms and under circumstances consistent with the commitment made by the Company to the Federal Reserve Bank of Dallas.

     As of December 31, 1996, the Partnership was indebted to the Company in the amount of $2,755,676 in connection with three real estate related loans. During 1996, the Partnership repaid $1,406,004 of the related loans. As of December 31, 1996, IBC Partners Investment Joint Venture and IBC Partners Organizational Joint Venture were indebted to the Company in the amount of $308,374 and $818,570, respectively. The two loans were extended as part of a single credit facility in connection with the formation of the Partnership. The two joint ventures are controlled by certain directors and executive officers of the Company or its subsidiary banks. The joint ventures repaid $68,938 and $179,213, respectively, on the credit facility during 1996. As of December 31, 1996, Dennis E. Nixon and his related interests were indebted to the Company in the amount of $5,288,548 in connection with three real estate and two consumer related loans. Mr. Nixon and his related interests repaid $971,845 on the related loans during 1996. As of December 31, 1996, R. David Guerra and his related interests were indebted to the Company in the amount of $430,000 in connection with two consumer loans. At December 31, 1996, all of the loans outstanding in the aggregate principal amount of $9,601,170 (as described in this paragraph and the foregoing paragraph) were current with respect to principal and interest.

     IBC and Sanchez O'Brien Oil & Gas Corporation, a related interest of Antonio R. Sanchez, Jr., who is a director and principal shareholder of the Company, jointly own, in varying percentages certain aircraft used for business purposes by IBC, the other bank subsidiaries and said company. The net book value of IBC's aggregate interest in all of the aircraft as of April 1, 1997 was approximately $5.6 million. Each bank subsidiary and said company pay the pro rata expense related to their actual use of the aircraft.

                     FILING OF BENEFICIAL OWNERSHIP REPORTS

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by the applicable dates during 1996. The Company believes that all of these filing requirements were timely satisfied. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                                  PROPOSAL - 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed the firm of KPMG Peat Marwick LLP to audit the accounts of the Company for the 1997 fiscal year. The firm has audited the books of the Company and its predecessor, IBC, annually since 1979.

     Audit services rendered by KPMG Peat Marwick LLP for the fiscal year ended December 31, 1996 included the annual examination of the Company's financial statements, including reports to shareholders and the Securities and Exchange Commission; and consultation on accounting and related matters and services performed in connection with other regulatory filings.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express whether they approve or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors of the Company recommends that the shareholders approve the appointment of KPMG Peat Marwick LLP as the independent auditors. The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

                                    PROPOSAL - 3

               APPROVAL OF 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

     In furtherance of its belief that the continued success of the Company depends on its ability to attract, retain and motivate key employees, and in view of tax legislation which imposes limits on the Company's ability to deduct employee compensation, the Salary and Steering Committee of the Board of Directors of IBC (the "Committee") has reviewed the Company's executive incentive compensation program and recommends that the Company's shareholders approve the 1997 Executive Incentive Compensation Plan (the "1997 EICP" or the "Plan"). In order for payment of certain incentive awards to be deductible to the Company under the current Internal Revenue Code, they must be paid under a plan like the 1997 EICP. Shareholder approval of the 1997 EICP is necessary to pay the incentive awards contemplated by the Plan.

     THE APPROVAL OF THE COMPANY'S SHAREHOLDERS IS REQUIRED FOR ADOPTION OF THE 1997 EICP.

     The principal features of the 1997 EICP and of the operating guidelines which the Committee has adopted to implement the Plan are described below. The full text of the 1997 EICP is annexed hereto as Exhibit A and should be referred to for a complete description of the provisions.

     Generally. The 1997 EICP provides for certain officer(s) of the Company to be granted annual incentive awards consistent with the objectives and limitations of the Plan. If approved by the Company shareholders, it is anticipated that the first award under the 1997 EICP will be made in January, 1998 to Mr. Nixon.

     Administration. The 1997 EICP vests broad powers in the Committee to administer and interpret the Plan. The Committee shall consist of two or more members of IBC's Board of Directors who are also members of the Company's Board of Directors and who are considered outside and disinterested for the purposes of the Internal Revenue Code and the Securities Exchange Act of 1934.

     The Committee's powers include authority, within the limitations set forth in the Plan, to select the person(s) to be granted awards, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

     Eligibility to Receive Awards. Executive officers of the Company may at the discretion of the Committee be granted annual incentive awards under the 1997 EICP. Because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the Plan during its term. However, it is anticipated that only the Company's President will receive an award next year under the Plan.

     Annual Incentive Awards. The amount of annual incentive awards paid to eligible executives under the 1997 EICP will be based upon the achievement by the Company of either one of the specified (i) return on average total assets or
(ii) return on average total shareholders' equity targets which have been established in advance by the Committee. No payment under the Plan will be made unless at least one of the minimum return targets is met. All payments under the Plan will be made by International Bank of Commerce, Laredo, Texas.

     In calculating the return for the purpose of certifying that a performance target has been achieved, the Committee will exclude significant unusual charges or income, including gains and losses resulting from changes in accounting, which are distortive of results year over year. "Significant unusual" items are items which are unusual as to their frequency or as to their size, as defined under generally accepted accounting principles.

     Negative Discretion. Notwithstanding attainment of a target established for an award under the 1997 EICP, the Committee has the discretion to reduce some or all of an award that would otherwise be paid.

     Award Maximum. No participant may receive more than 2.5% of the total income before income taxes of the Company for the year under the 1997 EICP in any calendar year.

     Amendment and Termination. The Committee may amend or terminate the 1997 EICP so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the Plan. Unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan may increase the maximum amount per year which can be paid to any one participant under the Plan, change the performance goals for the awards or modify the requirements as to eligibility for participation in the Plan. The Committee may amend the Plan operating guidelines from time to time, consistent with the Plan.

     No awards may be made under the 1997 EICP after December 31, 2007.

     Federal Tax Consequences. Under the Internal Revenue Code as presently in effect, a grant of an award under the 1997 EICP would have no federal income tax consequence. The payment of the award is taxable to a participant as ordinary income. Amounts taxable to employees under the Plan will be deductible by the Company as compensation.

     Whether or not an executive officer of the Company participates in the 1997 EICP, each executive officer of the Company will continue to be eligible to receive a cash bonus under IBC's existing, discretionary cash bonus program.

     The Board of Directors recommends that shareholders vote FOR this proposal. The affirmative vote of the holders of a majority of the shares entitled to vote on this matter and represented in person or by proxy is required to approve the Plan. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the adoption of the Plan.

                    SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

   The 1998 annual meeting of shareholders will be held on May 21, 1998. Proposals from shareholders intended to be presented at the 1997 Annual Meeting must be received in writing by the Company at its principal executive offices not later than December 19, 1997. The Company's principal executive offices are located at 1200 San Bernardo Avenue, Laredo, Texas 78040.

                                  OTHER MATTERS

   No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interests of the Company.


                                   INTERNATIONAL BANCSHARES CORPORATION



                                   Dennis E. Nixon
                                   President

Dated:  April 15, 1997

THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE PERIOD ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY, MR. ARNOLDO CISNEROS AT:

INTERNATIONAL BANCSHARES CORPORATION
P. O. DRAWER 1359
LAREDO, TEXAS 78042-1359
(210) 722-7611 EXTENSION 6675

                                      EXHIBIT A

                        INTERNATIONAL BANCSHARES CORPORATION
                     1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.   Purpose.

The principal purposes of the International Bancshares Corporation 1997 Executive Incentive Compensation Plan (the "Plan") are to provide incentives and rewards to executive officers of International Bancshares Corporation (the "Company") who have significant responsibility for the success and growth of the Company.

2.   Administration of the Plan.

The Plan shall be administered by the Salary and Steering Committee (the "Committee") of the Board of Directors of International Bank of Commerce, Laredo, Texas ("IBC"). The Committee shall be appointed by the Board of Directors of IBC and shall consist of two or more members of the Board of IBC who are also outside, disinterested members of the Board of the Company.

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3.   Eligibility.

Executive officers of the Company selected by the Committee, in is discretion, will be granted awards under the Plan.

4.   Awards.

     (a) Types of Awards. Selected executive officers of the Company shall be granted annual incentive awards under this Plan in January of each year.

     (b) Performance Targets. The Committee has established return on average total assets and return on average total shareholders' equity targets, either one of which must be met in order for an award to be earned under this Plan. These targets will not be amended without shareholder approval.

     (c) Payment of Awards. Awards will be payable in cash each year upon certification by the Committee that the Company achieved at least one of the specified performance targets for the preceding year. No payment under the Plan will be made unless at least one of the return targets is met. IBC will pay all awards under the Plan.

     (d) Negative Discretion. Notwithstanding the attainment by the Company of at least one of the specified return targets, the Committee has the discretion, by participant, to reduce some or all of an award that would be otherwise paid.

     (e) Maximum Awards. No participant may receive more than a maximum of 2.5% of the total income before income taxes of the Company for the year under the Plan in any calendar year.

5.   Miscellaneous Provisions.

     (a) Guidelines. The Committee shall adopt from time to time written policies for its implementation of the Plan.

     (b) Withholding Taxes. The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

     (c) No Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

     (d) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by IBC and not charged to any award nor to any employee receiving an award.

     (e) Funding of Plan. The Plan shall be unfunded. Neither the Company nor IBC shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

6.   Effective Date, Amendments and Termination.

     (a) Effective Date. The Plan shall become effective on the date it is approved by the Company's shareholders.

     (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. Unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one participant under the Plan, which would change the specified performance goal for payment of awards or which would modify the requirements as to eligibility for participation in the Plan.

     (c) Termination. No awards shall be made under the Plan after December 31, 2007.

                         INTERNATIONAL BANCSHARES CORPORATION
                        FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                CALLED FOR MAY 15, 1997

      The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the "Company"), hereby appoints Lester Avigael, Roy Jennings Jr., and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes them to vote, as designated below, all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 15, 1997 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1. ELECTION OF DIRECTORS. Nominees: L. Avigael, I. Greenblum, R.D. Guerra, R.E. Haynes, R. Jennings Jr., S. Neiman, Peggy J. Newman, D.E. Nixon, L. Salinas, A. R. Sanchez, Jr., A.A. Santos.

[ ]FOR, all nominees listed above  [ ]FOR, all nominees listed above, except for the nominee(s) set forth on the line below
[ ]WITHHOLD AUTHORITY, to vote for all
   nominees listed above

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


A vote FOR all nominees is recommended by the Board of Directors.

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent auditors of the Company for the 1997 fiscal year.

     FOR  [ ]             AGAINST  [ ]               ABSTAIN [ ]

A vote FOR the above proposal is recommended by the Board of Directors.

3. PROPOSAL TO APPROVE THE INTERNATIONAL BANCSHARES CORPORATION 1997 Executive Incentive Compensation Plan.

     FOR  [ ]             AGAINST  [ ]               ABSTAIN [ ]

A vote FOR the above proposal is recommended by the Board of Directors.

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES AND "FOR" PROPOSALS 2 AND 3 ABOVE.

      The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 15, 1997.

Dated:_______, 1997


                                          Signatures(s)

                     __________________________________________________________
                    (Signature should agree with name of stock Certificate as stenciled thereon. Executors, Administrators, Trustees, etc. should so indicate when signing).

                                          THIS PROXY IS SOLICITED ON BEHALF
                                                OF THE BOARD OF DIRECTORS

                    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE I __do __do not Plan to Attend the Meeting.